Exhibit 10.2

THIS IS AN IMPORTANT LEGAL DOCUMENT AND THE COMPANY ADVISES YOU TO SPEAK WITH AN ATTORNEY BEFORE SIGNING IT.

SEVERANCE AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Release Agreement”) is between me and Zoetis Inc. (hereinafter “Zoetis”) regarding the termination of my employment with Zoetis or any affiliate of Zoetis (together, the “Company”).

1.
My employment with the Company is terminated on Monday, April 30, 2014 (“Termination Date”). I understand that if I do not sign this Release Agreement and it does not become effective, I will not receive any severance pay or benefits from the Company in connection with the termination of my employment, including any severance pursuant to the Zoetis Executive Severance Plan, but my employment will still terminate on the Termination Date.

2.
I understand that if I sign this Release Agreement and it becomes effective, I will receive pursuant to the Zoetis Executive Severance Plan (i) severance pay in the gross amount of One Million Eighty-Thousand Eight-Hundred Sixty dollars ($1,080,860), which represents (a) fifty-two (52) weeks (the “Severance Period”) of my base salary ($635,800), less any deductions and withholdings required by applicable law, which will be paid in equal installments on each regularly scheduled payroll date of the Company over a period of time equal to the Severance Period, commencing with the first regularly scheduled payroll date that occurs following the Termination Date, (b) plus my target bonus for 2014 ($445,060), less any deductions and withholdings required by applicable law, which shall be paid in a single lump sum payment on the first regularly scheduled payroll date that is within 30 days following the Termination Date, and (ii) if I elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Termination Date for myself and/or my spouse and dependents, the Company will pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage from the first date on which I lose health coverage as an employee of the Company until the earliest of (a) the date that the Company has paid such COBRA premiums for fifty-two (52) weeks, (b) the expiration of my continuation coverage under COBRA, or (c) the date when I become eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined). In addition, I understand and agree that, beginning on the Termination Date, I will be entitled to up to twelve (12) months of outplacement services as described in the Outplacement Flier that has been provided to me, and life insurance pursuant to the Zoetis Executive Severance Plan.

3.
I understand and agree that, absent this Release Agreement, I would not be entitled to the payments and benefits specified in Paragraph 2. Further, by signing this Release Agreement, I agree that (i) prior to the effectiveness of this Release Agreement, I am not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that I am entitled to receive from the Company in the future are those specified in this Release Agreement, (ii) I am not entitled to any payments or benefits that are not specifically listed in this Release Agreement, except for those payments and/or benefits in which I have vested rights pursuant to the terms of any applicable Company plan that is a qualified employee benefit plan, and (iii) as of the date of this Release Agreement, the Company has paid me in full any and all wages and other monies owed to me in connection with my employment with the Company and my termination of that employment. Further, I understand and agree that my outstanding equity awards will be treated pursuant to and consistent with the Zoetis Inc. 2013 Equity and Incentive Plan, and the terms and conditions of the equity awards set forth in the applicable Points of Interest, in particular, Section 34 thereof, and/or the applicable award agreements issued concurrently with my equity awards.

4.
In consideration of, and in exchange for, the severance payment and benefits set forth in Paragraph 2 and for other good and valuable consideration, the sufficiency of which I hereby acknowledge and agree to, by signing this Release Agreement, on behalf of myself, my heirs, administrators, executors and assigns, I hereby waive and release and forever discharge to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known and whether present or future, against Zoetis or any of its predecessors, successors, or past or present subsidiaries, affiliates, parents, branches or related entities (collectively, including Zoetis, the “Released Parties”) or the Released Parties’ former, current or future employees, consultants, agents, representatives, shareholders, managers, members, equity holders, officers, directors, attorneys, employee benefit plans or assigns, with respect to any matter, including, without limitation, any matter related to my employment with the Company or the termination of that employment relationship.

I understand and agree that I am releasing the Released Parties from any and all claims which may legally be waived by private agreement, including, but not limited to, any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, emotional distress, invasion of privacy, negligence, or other tort; claims for attorneys’ fees or costs; and any and all other claims, whether arising under statute (including but not limited to claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the National Labor Relations Act, the New Jersey Conscientious Employee Protection Act, the District of Columbia Human Rights Act, the West Virginia Human Rights Act, and/or any and all other federal, state, local or foreign statutes, including but not limited to discrimination, retaliation and whistleblower statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date I have executed this Release Agreement. Further, if any claim is not subject to release, to the extent permitted by applicable law: (i) I promise not to consent to become a member of any class or collective in a class, collective or multi-party action or proceeding in which claims are asserted against any Released Party that are related in any way to my employment or the termination of my employment with the Company; (ii)  if, without my prior knowledge and consent, I am made a member of a class in any such proceeding, I agree to opt out of the class at the first opportunity; and (iii)  I waive any right or ability to be a class or collective action representative in such a proceeding.
Further, I expressly waive and release any and all rights and benefits that I may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including, but not limited to, South Dakota Codified Laws Section 20-7-11, North Dakota Century Code Section 9-13-02, and California Civil Code Section 1542 (or any analogous law of any other state), the latter of which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to release all claims I have or may have against the parties set forth in this Release Agreement, whether known or unknown, suspected or unsuspected.

5.
Except as otherwise stated below, I agree and covenant not to file any suit, complaint, charge, claim, grievance or demand for arbitration against any Released Party in any court, administrative agency, commission or other forum with regard to any claim, demand, liability or obligation arising out of my employment with the Company or termination of that employment. I further represent that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to any Released Party and/or my employment with the Company.

6.
I understand that nothing in this Release Agreement shall be construed to (i) prohibit me from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board and/or any similar federal, state or local agency, (ii) extend to any rights I may have to file claims for workers’ compensation and/or unemployment insurance benefits under any applicable state laws, or (iii) prohibit me from challenging the Zoetis’ failure to comply with its promises to make severance payments and benefits under this Release Agreement or the knowing and voluntary nature of my release of claims under the Age Discrimination in Employment Act of 1967. Notwithstanding the foregoing, I hereby waive, to the extent permitted by law, any and all rights and agree not to accept, recover, or receive any back pay, damages, or any other form of relief that may arise out of or in connection with any remedies pursued by any other person, class, or federal, state, or local governmental or quasi-governmental body through any charge, complaint, lawsuit or any other action or proceeding.

7.
Except as otherwise stated herein, my release of claims as contained in this Release Agreement extends to any claims that I may have with respect to any separation plans or programs that have been offered by the Company currently and/or in the past, including, without limitation, the Zoetis Executive Severance Plan, but my release of claims as contained in this Release Agreement does not extend to any vested or other rights to which I may be entitled under any other Company employee benefit plan by reason of my employment with the Company that cannot legally be waived.

8.
I agree and acknowledge that this Release Agreement may be introduced as evidence in a subsequent proceeding in which either the Company or I allege a breach of this Release Agreement, or by the Company in the event I assert any claim or commence any legal proceeding against the Company.

9.
I agree that the terms of this Release Agreement and my termination from the Company are confidential. I also agree that unless otherwise required or permitted by law, I shall not disclose the existence or terms of this Release Agreement, including, but not limited to, the payments and benefits I receive in exchange for signing the Release Agreement, to anyone, other than members of my immediate family, legal counsel and financial and tax advisors for the purpose of obtaining professional advice. I agree that if I do tell any of the persons listed in the preceding sentence about this Release Agreement or its contents, I shall immediately tell them that they must keep it confidential as well. I also understand that I may disclose the existence of this agreement to prospective employers in order to insure compliance with certain provisions of the agreement. I understand that the Company may disclose the terms of this Release Agreement to the extent required by law or pursuant to the rules of the NYSE. Within 10 days of receipt of a subpoena or inquiry requesting information relating to the Company, I agree to inform the Company in a writing delivered to the Zoetis Legal Function, Attention: General Counsel, 100 Campus Drive, Florham Park, New Jersey 07932. I agree to cooperate with the Company in any investigation, regulatory matter, arbitration and/or any third-party lawsuit in which the Company is a subject or party. I agree to assist the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency. I agree that, when requested, I will meet with Company attorneys, attend depositions, hearings and trial, and provide truthful testimony. I understand that the Company shall provide reimbursement for reasonable travel expenses incurred in connection with cooperation required pursuant to this paragraph. If I am asked to respond to an inquiry or provide testimony about this Agreement or its underlying facts and circumstances by any governmental or quasi-governmental body, I will fulfill my obligation to inform the Company of such request only after I have truthfully responded to the inquiry or provided the testimony sought.

10.
I agree that I shall not make, directly or indirectly, to any person or entity, any negative or disparaging oral or written statements about, or do anything which damages or portrays the Company or its products, current or former personnel, directors, services, reputation or financial status in a negative light, or that might injure it in any of its business relationships. I understand that nothing in this Release Agreement shall prohibit me from providing truthful disclosures to an appropriate government agency, arbitrator or court related to alleged violations of law.

11.
I understand that in response to third party requests, the Company will comply with its existing policy on employee information by verifying dates of employment, last position held and, if authorized, salary information. I further understand that the Company is obligated to produce information and records in response to lawful requests from government agencies and in connection with litigation and regulatory proceedings.

12.
I agree that I shall not disclose, directly or indirectly, any trade secrets, confidential information or other proprietary information of the Company that I learned, obtained, acquired or had access to while employed by the Company, including but not limited to financial information and data, personnel and compensation information, marketing data or information, customer identities, customer lists, and business information (collectively, “Confidential Information”), except as required by law. I also promise that I shall not use any such Confidential Information to damage the Company, its interests, its customers, or any other person or entity with whom the Company does business.

I agree that I shall remain in strict compliance with the applicable terms of any agreement related to trade secrets, confidential information or other proprietary information to which I previously agreed.

13.
I agree that, to the maximum extent permitted by state law, for a two-year period following my termination date, I shall not directly or indirectly solicit, or induce any other person to solicit, any Company employee to leave the Company’s employment and become employed by a competitor of the Company. I understand that an exception to this provision is valid only if granted expressly in writing by the Executive Vice President, Chief Human Resources Officer, Zoetis Inc. (or delegate).

14.
I agree that, after the Termination Date, I will not provide services to the Company, or apply for, be eligible for or accept a position or an assignment with the Company, whether as an employee, consultant, or in any other capacity. I further agree that my execution of this Release Agreement will constitute good and sufficient cause for the Company to reject any such application or terminate any such employment, assignment or services, at any time following the Termination Date. If I provide services to, become employed by or obtain an assignment with the Company, in violation of this paragraph, and I am terminated, I agree that I shall have no right to any additional severance payments or benefits or other remedies as a consequence of such termination.

15.
I agree that during a transition period, I will be available, upon reasonable notice, to respond to questions and provide assistance to the Company regarding matters for which I was responsible and about which I had knowledge in connection with my employment with the Company.

16.
By signing this Release Agreement below, and as a condition of my receiving the severance payment and benefits set forth in Paragraph 2 above, I certify that I have returned to the Company and/or destroyed, and have not retained in my possession or under my control any copies of, any and all Confidential Information and all other materials, property, equipment or documents belonging to the Company, including the originals and any and all copies thereof, whether in hard copy or electronic form, and regardless of source, location or medium which were in my possession or under my control, including, without limitation, property stored in my personal computer or other electronic device or in a cloud environment, and any other Company property, including files, papers, memoranda, correspondence, reports, mailing lists, rolodexes, tape or other recordings, pictures, software and hardware, laptop, Blackberry, PDA, iPad, iPhone, flashdrives, car, cell phone, keys, identification card, security access cards, credit cards, computer print-outs, computer disks and tapes, etc. I also agree that if I should locate additional Confidential Information or other Company property after I have signed this Release Agreement, I will immediately return that information to the Company.

17.
I acknowledge that the Company would be irreparably injured by a violation by me of Paragraphs 4, 5, 9, 10, 12, 13, 15 and/or 16, and I agree that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to: (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining me from any actual or threatened breach of Paragraphs 4, 5, 9, 10, 12, 13, 15 and/or 16, and (ii) recover from me all payments and benefits provided to me or on my behalf pursuant to this Release Agreement.

18.	It is understood and agreed that this Release Agreement is not to be construed as an admission by the Company of any wrongdoing, liability or violation of law.

19.
I understand that I will have a period of 7 days following the execution of this Release Agreement in which to revoke this Release Agreement. To revoke this Release Agreement I must submit written notice, such that it is received no later than the 8th day after I originally sign this Release Agreement, to:

By e-mail: Roxanne.Lagano@zoetis.com

With cc to: Heidi.Chen@zoetis.com

By mail or in person:

Zoetis Inc.
Attn: Executive Vice President, Chief Human Resources Officer
100 Campus Drive
Florham Park, NJ 07932

I also understand that I must return the signed Release Agreement to the Company, according to the directions and instructions provided by the Company and on or before the date designated by the Company.

This Release Agreement will not become effective and enforceable until the 7-day revocation period has expired. I understand that Zoetis will not be required to make the payment or provide the benefits set forth in Paragraph 2 unless this Release Agreement becomes effective.

20.	This Release Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware.

21.
It is the intent of the parties that all payments and benefits made under this Release Agreement are exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or to so comply. I understand that in no event will the Company reimburse me for any taxes or other penalties that may be imposed on me as a result of Section 409A.

22.
This Release Agreement contains the entire agreement between me and the Company and replaces any prior or contemporaneous agreements or understandings between me and the Company regarding the subject matter of this Release Agreement, whether written or oral, except for the Zoetis Inc. 2013 Equity and Incentive Plan and the Points of Interest, any equity award agreements issued pursuant to such plan, and any agreements I may have signed in connection with or during my employment governing the protection of confidential or proprietary information, assignment of inventions and patent rights and protection of Company property, all of which shall remain in full force and effect.

23.	This Release Agreement may not be changed unless the changes are in writing and signed by me and an authorized representative of Zoetis.

24.
The provisions of this Release Agreement are severable. If any provision of this Release Agreement is held invalid or unenforceable, such provision shall be deemed to be removed from this Release Agreement and such invalidity or unenforceability shall not affect any other provision of this Release Agreement, the balance of which will remain in and have its intended full force and effect and binding upon both parties; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

25.	My signature below indicates that I:

a.	have carefully read and reviewed this Release Agreement;

b.	fully understand all of its terms and conditions;

c.	fully understand that this Release Agreement is legally binding and that by signing it I am giving up certain rights;

d.	have not relied on any other representations by the Company or its employees or agents, whether written or oral, concerning the terms of this Release Agreement;

e.
have been provided up to 21 days to consider this Release Agreement, and agree that changes to this Release Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period;

f.	will have 7 days to revoke my acceptance after signing it;

g.	am waiving any rights or claims I may have under the Age Discrimination in Employment Act of 1967;

h.
if I require authorization to work in the United States, I understand that with this termination the Company ceases all representation on any immigration matter pertaining to my employment with the Company and it is my sole responsibility to maintain legal status in the United States;

i.	have been advised, and have had the opportunity, to consult with an attorney prior to executing this Release Agreement; and

j.	execute and deliver this Release Agreement freely and voluntarily.

To accept this Release Agreement, please sign and date this Agreement and return it to Zoetis by e-mail, mail or in person at the address provided in Paragraph 19 above. Please indicate your agreement with the above terms by signing below.

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Richard A. Passov                        April 21, 2014

RICHARD A. PASSOV    DATE